Exhibit 99.1

Medbox to Purchase 320-Acres of Agricultural Land in Colorado

— Company Plans to Engage and Advise

Licensed Grower of Hemp and Marijuana —

(Los Angeles, CA, July 23, 2015) — Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, today announced it has signed an agreement to purchase 320-acres of agricultural land in Pueblo, Colorado. Terms of the transaction, which is expected to be completed in August 2015, were not disclosed.

In what will be one of the largest cultivation centers in Colorado, Medbox plans to engage a licensed grower of hemp and marijuana, which it will advise on operations matters, ensuring proper oversight and compliance in the cultivation of high-quality commercial grade marijuana and hemp in a safe, controlled environment.

“This transaction is in alignment with our strategic growth initiatives and marks an important opportunity, as we secure relationships with professional sources who will ultimately supply top grade product to meet growing demand,” said Jeff Goh, President and interim Chief Executive Officer of Medbox. “Colorado is an important strategic market for us. The cultivation of marijuana and hemp diversifies the scope and breadth of our services, especially amid heightened interest in CBD (Cannabidiol) medicinal applications.”

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, the finalization of the land purchase, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com